March 1, 2011

Maiden Holdings, Ltd. Announces Quarterly Dividend

HAMILTON, Bermuda, Maiden Holdings, Ltd. (Nasdaq:MHLD) today announced that its Board of Directors approved a quarterly cash dividend of $0.07 per share of common stock. The dividend will be payable on April 15, 2011 to shareholders of record as of April 1, 2011.

Maiden Holdings, Ltd.
Ellen Taylor
856.359.2573
irelations@maiden.bm

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007. Through our subsidiaries which are each A- rated (excellent) by A.M. Best, we are focused on providing non-catastrophic, customized reinsurance products and services, to small and mid-size insurance companies in the United States and Europe. As of September 30, 2010, the Company had $2.8 billion in assets and shareholders' equity of $758 million. MHLD-G